EXHIBIT 99.2

Investor Relations Contact:

Leslie Green

Green Communications Consulting, LLC

(650) 312-9060

leslie@greencommunicationsllc.com

NetLogic Microsystems Announces Pricing of Common Stock Offering

MOUNTAIN VIEW, Calif. – March 25, 2010 – NetLogic Microsystems, Inc. (NASDAQ: NETL), today announced that the public offering of 5,890,838 shares of its common stock has been priced at $28.85 per share. The company is offering 3,200,000 shares and selling stockholders are offering 2,690,838 shares.

Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. Incorporated are serving as joint book-running managers for the offering. The underwriters have an option to purchase up to 883,626 shares of common stock from NetLogic Microsystems solely to cover over-allotments, if any.

The proposed offering will be made pursuant to an automatic shelf registration statement that was filed on March 24, 2010 with the U.S. Securities and Exchange Commission and became effective immediately upon filing. Copies of the prospectus relating to the offering may be obtained from:

Credit Suisse Securities (USA) LLC One Madison Avenue, 1B New York, New York 10010 Attention: Prospectus Department Phone: (800) 221-1037	Morgan Stanley & Co. Incorporated 180 Varick Street New York, New York 10014 Attention: Prospectus Department E-mail: prospectus@morganstanley.com Phone: (866) 718-1649 (toll free)

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy securities nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About NetLogic Microsystems

NetLogic Microsystems, Inc. (NASDAQ: NETL) is a worldwide leader in high-performance intelligent semiconductor solutions that are powering next-generation Internet networks. Its product portfolio includes high-performance multi-core processors, knowledge-based processors, content processors, network search engines, ultra low-power embedded processors and high-speed 10/40/100 Gigabit Ethernet PHY solutions. These products are designed into high-performance systems such as switches, routers, wireless base stations, security appliances, networked storage appliances, service gateways and connected media devices offered by leading original equipment manufacturers (OEMs). NetLogic Microsystems is headquartered in Mountain View, California, and has offices and design centers throughout North America, Asia and Europe.

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